SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 23, 2002



                         Commission File Number: 0-18942

                           ILM II SENIOR LIVING, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)


           Virginia                                              06-1293758
 -----------------------------                            ----------------------
    (State of organization)                                   (I.R.S. Employer
                                                             Identification No.)


1750 Tysons Boulevard, Suite 1200, Tysons Corner, Virginia            22102
----------------------------------------------------------       --------------
(Address of principal executive office)                             (Zip Code)


                (888) 257-3550
----------------------------------------------------
(Registrant's telephone number, including area code)










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                         Exhibit Index Appears on Page 5

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ITEM 5.  OTHER EVENTS

      On Jan. 23, 2002, ILM II Senior Living, Inc. ("ILM II") and its subsidiary, ILM II Holding, Inc., a Virginia corporation (together with ILM II, the "Company") entered into a purchase and sale agreement with Five Star Quality Care, Inc., a publicly traded Maryland corporation ("FVE"), pursuant to which the Company agreed to sell, and FVE agreed to purchase, all of the Company's right, title and interest in and to its senior and assisted living facilities and certain other related assets (the "FVE Agreement"). In consideration for the sale of these facilities, FVE agreed, subject to certain conditions and apportionments, to pay the Company a purchase price of $45.5 million, approximately $5 million of which has been paid into escrow as a refundable deposit.

      Each of the parties' respective obligations under the FVE Agreement is subject to customary closing conditions. FVE's obligation to close the transaction is subject to a due diligence inspection period ending February 22, 2002, providing FVE with the right to notify the Company about certain property defects requiring more than $250,000 to cure. Upon such notification, the Company may elect whether to refund a portion of the escrow deposit or agree to reduce the purchase price by the amount such defect exceeds $250,000. If the Company elects to terminate the FVE Agreement, FVE may rescind such notice of material defect and continue with the transaction on the previously agreed terms. Further, after the inspection period has run, if either party should breach the FVE Agreement, the non-breaching party shall be entitled to keep the aforementioned deposit as liquidated damages, and in the case of the Company's breach in limited circumstances, FVE may seek specific performance or other remedies as liquidated damages.

      As previously reported in a current report on Form 8-K dated November 16, 2001, the Company entered into a purchase and sale agreement with BRE/Independent Living, LLC, a Delaware limited liability company for the sale of the Company's senior and assisted living facilities and certain related assets (the "BRE Agreement"). On January 15, 2002, the Company received a letter from BRE, indicating its intention not to consummate the BRE transaction at the agreed upon contract price contained in the BRE Agreement. The Company determined that such refusal to consummate the BRE Agreement in accordance with its terms constituted a breach by BRE of the BRE Agreement. Accordingly the Company terminated the BRE Agreement.

      Upon consummation of the transactions contemplated by the FVE Agreement or otherwise upon sale of the senior and assisted living facilities to a third party, the Company intends to liquidate and distribute its assets in accordance with the Virginia Stock Corporation Act, which provides for the distribution of the Company's assets first to the Company's creditors for purposes of discharging all of the Company's liabilities, and then, to the extent assets are remaining, to the Company's shareholders in accordance with their respective rights and interests.

      There can be no assurance as to whether the transactions contemplated by the FVE Agreement will be consummated or, if consummated, as to the exact timing thereof. Similarly, there can be no assurance as to the timing of a liquidation and distribution of the Company's assets or the amount of assets that will be distributed to the Company's shareholders, if any.

      This report contains "forward-looking statements" based on our current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                  (Page 2 of 5)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a)   Not Applicable

      (b)   Not Applicable

      (c) The following Exhibits are filed as part of this Current Report on Form 8-K:

            99.1 Press Release of ILM II Senior Living, Inc. dated January 25, 2002.

            99.2 Sale Purchase Agreement by and among ILM II Senior Living, Inc., ILM II Holding, Inc. and Five Star Quality Care, Inc.




                                  (Page 3 of 5)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ILM II SENIOR LIVING, INC.


                                    By:   /s/ J. William Sharman, Jr.
                                          -----------------------------------
                                          J. William Sharman, Jr.
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                          Officer


Dated:  January 31, 2002









                                  (Page 4 of 5)

                                 EXHIBIT INDEX

                                                                   Page No.

99.1  Press Release of ILM II Senior Living, Inc.                     6
      dated January 25, 2002.

99.2  Sale Purchase Agreement by and among ILM II Senior              8
      Living, Inc., ILM II Holding, Inc. and Five Star Quality
      Care, Inc.





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